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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION 707 17th STREET, SUITE 3600 DENVER, COLORADO 80202	CONTACT: PATRICK J. REDMOND DIRECTOR—INVESTOR RELATIONS 303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES RECORD ESTIMATED PROVED RESERVES AND RECORD ESTIMATED NET SALES VOLUMES IN 2008; ISSUES 2009 GUIDANCE; INCREASES DERIVATIVE POSITION AND SCHEDULES YEAR-END EARNINGS RELEASE AND TELECONFERENCE

  Estimated proved reserves increased 26% to a record 2,668 Bcfe in 2008

  Reserve replacement ratio in 2008 was 549% from all capital activities with finding, development, and acquisition costs of $2.61 per Mcfe

  Organic reserve replacement ratio in 2008 was a record 281%, with finding and development costs of $2.54 per Mcfe

  Net sales volumes for 2008 are estimated at a record 189.6 Bcfe, an increase of 22% compared to 2007

  Anticipated non-cash ceiling test impairment of approximately $1.5 billion after-tax

  Fourth quarter and year end 2008 teleconference scheduled for Tuesday, February 24, 2009, at 12:00 PM MT

        DENVER, COLORADO—February 3, 2009—Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced its estimated proved oil and gas reserves and estimated production results for the year ended December 31, 2008. The Company reported the following highlights:

  •
  Record estimated proved reserves of 2,668 Bcfe, replacing 549% of production with finding, development and acquisition costs of $2.61 per Mcfe

  •
  Net sales volumes are estimated to be a record 518 MMcfe/d for the year ended December 31, 2008, an increase of 22% compared to 2007

        H. Craig Clark, President and CEO, stated, "Forest's investment results for 2008 were very solid given the difficult cost environment seen by the industry. For the year, our drilling program added reserves organically at $2.54 per Mcfe, in line with our current three-year average of $2.26. Our acquisition program added reserves at $2.68 per Mcfe and includes all costs related to adding over 150,000 net undeveloped acres primarily in Forest's core East Texas/N. Louisiana and Panhandle areas. Production grew 22% from total investments and 17% organically during 2008. Reserve replacement from all activities was 549% and a record 281% organically, both excellent, as the amount spent on our exploration and development capital program approximated discretionary cash flow.

        Our estimated proved reserves at December 31, 2008 were a record 2,668 Bcfe despite a reduction of 212 Bcfe for revisions, which were predominately price related due to lower year end prices. In summary, we believe these to be excellent investment results. The resulting reserve base, our large undeveloped land position, and low cost structure provide us with a very solid foundation in our core areas with many investment options moving forward."

ESTIMATED PROVED RESERVES, PRODUCTION, AND CAPITAL EXPENDITURES

        Forest reported year end estimated proved reserves of approximately 2,668 Bcfe, up 26% compared to 2,119 Bcfe at December 31, 2007. Estimated proved reserves, which are 63% proved developed (consistent with Forest's proved developed percentage pro forma for the Cordillera transaction in the third quarter of 2008), consist of approximately 75% natural gas. The pre-tax present value of estimated proved reserves at year end, based on constant prices and costs at year end and discounted at 10%, totaled approximately $4.0 billion, compared to $6.0 billion at December 31, 2007. The valuation was based on year end NYMEX prices for natural gas of $5.71 per MMbtu and oil of $44.60 per barrel, compared to NYMEX prices for natural gas of $6.80 per MMbtu and oil of $95.98 per barrel at December 31, 2007. Forest's estimated proved reserves were audited by DeGolyer and MacNaughton, an independent third party engineering firm.

        As a result of the significant decline in the NYMEX spot price in 2008, Forest anticipates it will record a non-cash ceiling test impairment of approximately $1.5 billion after-tax for the three months and year ended December 31, 2008. The majority of this impairment was due to liquids realizations decreasing approximately 60% in the fourth quarter of 2008. Forest has a portion of its expected 2009 and 2010 production hedged. The value of these derivative instruments was not included in the ceiling test calculation as the Company does not utilize cash flow hedge accounting for its derivative contracts.

        The following table reflects the 2008 activity related to Forest's estimated proved reserve amounts, and includes calculations of finding and development costs and reserve replacement ratios utilizing estimated net sales volumes and estimated capital expenditure amounts.

Estimated Proved Reserves (Bcfe)
December 31, 2007	2,119
Purchases of properties	511
Discoveries and extensions	533

Reserve additions	1,044
Estimated net sales volumes	(190)
Sales of properties	(93)
Revisions	(212)

Reserve subtractions	(495)

December 31, 2008	2,668

2008 All-sources reserve replacement ratio excluding revisions	549%
2008 All-sources finding, development and acquisition costs excluding revisions (per Mcfe)	$2.61
2008 Organic reserve replacement ratio excluding revisions	281%
2008 Organic finding and development costs excluding revisions (per Mcfe)	$2.54
2008 Reserve : production ratio (years)	14.0

CAPITAL ACTIVITIES

        For the year ended December 31, 2008, Forest estimated that the Company invested $1.36 billion in exploration and development activities and $1.37 billion in acquisitions. Other costs included as capital expenditures were an estimated $15.0 million associated with asset retirement obligations and an estimated $27.7 million of capitalized interest and equity compensation. The following table summarizes estimated capital expenditures incurred for the year ended December 31, 2008 (in millions):

Exploration and development	$1,356
Acquisitions	1,369

Total costs from all capital activities	2,725
Add:
Asset retirement obligations	15
Capitalized interest and equity compensation	28

Total capital expenditures	$2,768

GUIDANCE

        The following 2009 Guidance and Fourth Quarter 2008 Differential Guidance are subject to all the cautionary statements and limitations described below and under the caption "Forward-Looking Statements".

        Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors. These factors are beyond Forest's control and are difficult to predict. In addition, prices received by Forest for its liquids and gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products. Forest's financial results and resources are highly influenced by this price volatility.

        Estimates for Forest's future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for liquids and gas will continue at levels that allow for economic production of these products.

        The production, transportation, and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events (including, but not limited to severe weather, hurricanes, and earthquakes). Forest's estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, Forest can give no assurance that Forest's future production will be as estimated.

2009 GUIDANCE

        For the year ended December 31, 2009, Forest intends to invest between $500 million and $600 million on exploration and development activities, which the Company expects to be funded through internally generated discretionary cash flow in 2009. Forest will concentrate its drilling activities in its core areas with a focus in 2009 on its East Texas/North Louisiana corridor, including Haynesville/Bossier drilling, and Buffalo Wallow areas and will have limited spending throughout its other productive regions.

        H. Craig Clark, President and CEO, further stated, "Our capital plan for 2009 reflects our desire to stay within anticipated cash flow, while our planned well count reflects a significant increase in capital employed in horizontal drilling. Over 33% of our capital is planned to be spent on drilling horizontal wells. Further, in 2009, we will rely almost exclusively on our Lantern rig fleet to drill our vertical and horizontal wells. In the fourth quarter of 2008, we employed as many as 43 third party rigs on our operated projects. We expect this number, which is now eight, to go to one in 2009 as Forest does not have long-term rig contracts. Our current operated rig count, including Lantern rigs, is 15.

        Our capital plan is designed to deliver approximately the same net sales volumes and estimated proved reserves in 2009 as in 2008 and will keep our attractive land base intact while focusing on capital efficiency and reducing drilling costs.

        It is critical for us to take all possible steps to protect our asset base in this difficult time to allow our shareholders to benefit from our large inventory of projects when more reasonable project economics and capital markets return. We believe the reduction in 2009 activity by us and the industry will ultimately help reduce service costs significantly. Our 2009 plan does not anticipate significant cost reductions at this time."

        Oil and Gas Net Sales Volumes:    Forest expects total net sales volumes of 185 to 195 Bcfe in 2009. This sales volume estimate considers the negative impact of increased Alberta royalty rates as of January 1, 2009. The effect of the increased rates is to reduce reported net sales volume estimates by 3 Bcfe in 2009. Net sales volumes are expected to be comprised of approximately 75% natural gas and 25% liquids (15% crude and condensate and 10% natural gas liquids).

        Price Differentials:    2009 price differential guidance does not include the effects of oil, natural gas and basis derivatives discussed below. Changes in fair value and cash settlements of oil, natural gas and basis derivatives are classified as a component of Realized and unrealized (gains) losses on derivative instruments, net in the Other income and expense section of the Statement of Operations.

        Based on current prices, Forest expects its natural gas price differentials in the first quarter of 2009 will average $1.25 to $1.50 per MMbtu less than the NYMEX Henry Hub price.

        Based on current prices, Forest expects its oil price differentials in the first quarter of 2009 will average $5.00 to $6.00 per Bbl less than the NYMEX West Texas Intermediate (WTI) price.

        Based on current prices, Forest expects natural gas liquids realizations in the first quarter of 2009 will average 40% of the WTI price.

        Production Expense:    Forest expects production expense (which includes lease operating expense, ad valorem taxes, production taxes and product processing, gathering and transportation) will be $240 to $275 million or $1.30 to $1.40 per Mcfe.

        General and Administrative (G&A) Expense:    Forest expects G&A expense will be approximately $57 to $63 million, not including stock compensation expense. This results in an anticipated cost of approximately $.30 to $.33 per Mcfe.

        Stock Compensation Expense:    Forest expects stock compensation expense will be approximately $18 to $22 million.

        Depreciation, Depletion and Amortization (DD&A) Expense:    Forest expects its DD&A rate will be $2.15 to $2.25 per Mcfe. This rate reflects the impact of the anticipated impairment expense to the full cost pool due to ceiling test limitations in 2008.

        Income Tax Expense:    Forest's effective income tax rate is expected to be 36% (inclusive of applicable federal and state taxes), and Forest's current tax is expected to be 5 - 10% of the total income tax expense.

FOURTH QUARTER 2008 DIFFERENTIAL GUIDANCE

        As a result of pipeline and plant disruptions caused by hurricanes in the fourth quarter of 2008, Forest has updated its price differentials for the three months ended December 31, 2008.

        Price Differential (All guidance is before any effects of oil, natural gas, or basis derivatives): Forest expects the natural gas price differential for the three months ended December 31, 2008 will average $2.00 - $2.05 per MMbtu less than the NYMEX Henry Hub price.

        Forest expects the oil and condensate price differential for the three months ended December 31, 2008 will average $4.95 - $5.00 per Bbl less than the NYMEX West Texas Intermediate (WTI) price.

        Forest expects the realized price for natural gas liquids for the three months ended December 31, 2008 will average 40% of the NYMEX WTI price.

OIL, NATURAL GAS, AND BASIS DERIVATIVES

        As of February 2, 2009, Forest had natural gas and oil derivatives in place for 2009 and 2010 covering the aggregate average daily volumes and weighted average prices shown below. None of these natural gas and oil derivatives contain knock-out provisions that would cause a derivative to cease to exist at prices below an established threshold. Forest's bank group is comprised entirely of commercial banks. These banks or their affiliates are also Forest's derivative counterparties.

	2009		2010
Natural gas swaps:
Contract volumes (Bbtu/d)	160.0	(1)	45.0
Weighted average price (per MMBtu)	$8.24		6.50
Natural gas collars:
Contract volumes (Bbtu/d)	40.0		—
Weighted average ceiling price (per MMBtu)	$9.76		—
Weighted average floor price (per MMBtu)	$7.31		—
Summary weighted average natural gas derivatives:
Contract volumes (Bbtu/d)	200.0	(1)	45.0
Weighted average ceiling price (per MMBtu)	$8.54		6.50
Weighted average floor price (per MMBtu)	$8.05		6.50
Oil swaps:
Contract volumes (MBbls/d)	4.5		1.5
Weighted average price (per Bbl)	$69.01		72.95

    (1)
    10.0 Bbtu/d of natural gas swaps are subject to a written put of $6.00 per MMBtu.

        Furthermore, Forest has basis swaps in connection with natural gas swaps in order to fix the price differential between the NYMEX price and the index price at which the natural gas production is sold.

As of February 2, 2009, Forest had basis swaps in place for 2009 and 2010 covering the aggregate average daily volumes and weighted average prices shown below:

	2009	2010
Houston Ship Channel basis swaps:
Contract volumes (Bbtu/d)	48.3	—
Weighted average price (per MMBtu)	(0.33)	—
NGPL Texok zone basis swaps:
Contract volumes (Bbtu/d)	40.0	—
Weighted average price (per MMBtu)	(0.53)	—
AECO basis swaps:
Contract volumes (Bbtu/d)	25.0	—
Weighted average price (per MMBtu)	(0.65)	—
NGPL Mid-Con zone basis swaps:
Contract volumes (Bbtu/d)	60.0	60.0
Weighted average price (per MMBtu)	(1.04)	(1.04)
Centerpoint basis swaps:
Contract volumes (Bbtu/d)	30.0	30.0
Weighted average price (per MMBtu)	(0.95)	(0.95)
Summary weighted average basis swaps
Contract volumes (Bbtu/d)	203.3	90.0
Weighted average price (per MMBtu)	(0.71)	(1.01)

EXPLANATION OF RESERVE REPLACEMENT RATIO, FD&A COSTS AND CASH COST

        The following discussion relates to Forest's estimated proved reserves in 2008:

        Forest all-sources reserve replacement ratio of 549% was calculated by dividing the sum of total reserve additions, 1,044 Bcfe, by estimated 2008 net sales volumes of 190 Bcfe.

        Forest FD&A costs of $2.61 per Mcfe exclude revisions and were calculated by dividing the sum of estimated total exploration, development, and acquisition costs, $2.73 billion, by the sum of total additions to estimated proved oil and gas reserves during 2008 of 1,044 Bcfe.

        Forest organic reserve replacement ratio of 281% was calculated by dividing discoveries and extensions during 2008 of 533 Bcfe, by 2008 estimated net sales volumes of 190 Bcfe.

        Forest organic F&D costs of $2.54 per Mcfe exclude revisions and were calculated by dividing the sum of estimated total exploration and development costs, $1.36 billion, by discoveries and extensions during 2008 of 533 Bcfe.

NON-GAAP FINANCIAL MEASURES

        PV-10 is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. Standardized Measure is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with generally accepted accounting principles (GAAP). Forest uses PV-10 as a measure of the value of the Company's estimated proved reserves and to compare relative values of estimated proved reserves among exploration and production companies without regard to income taxes. Forest believes that securities analysts and rating agencies use PV-10 in similar ways. Forest's management believes PV-10 is a useful measure for comparison of estimated proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location and quality of the reserves themselves. Below is a reconciliation of PV-10 to Standardized Measure (in billions):

	December 31,
	2008	2007
PV-10	$4.0	6.0
Effect of income taxes	(0.7)	(1.5)

Standardized measure	$3.3	4.5

FOURTH QUARTER AND YEAR END 2008 EARNINGS RELEASE DATE AND TELECONFERENCE

        Forest has scheduled its fourth quarter and year end earnings release to be issued after the close of trading on the New York Stock Exchange on Monday, February 23, 2009.

        A conference call is scheduled for Tuesday, February 24, 2009, at 12:00 PM MT to discuss the release. You may access the call by dialing toll free 800.399.6298 (for U.S./Canada) and 706.634.0924 (for International) and request the Forest Oil teleconference (ID # 84156257). A Q&A period will follow.

        A replay will be available from Tuesday, February 24 through March 10, 2009. You may access the replay by dialing toll free 800.642.1687 (for U.S./Canada) and 706.645.9291 (for International), conference ID #84156257.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

        These risks include, but are not limited to, oil and natural gas price volatility, Forest's access to cash flows and other sources of liquidity to fund its capital requirements, its level of indebtedness, its ability to replace production, the impact of the current financial crisis on Forest's business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, economic conditions and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2007 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

February 3, 2009

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  Exhibit 99.1